Exhibit 10.39

November 16, 2020

Julie Loeger c/o eBay
2065 Hamilton Avenue San Jose, CA 95125

Dear Julie:

eBay Inc. (the "Company" or "eBay") is pleased to offer you, on the terms and conditions set forth in this offer letter (the "Offer Letter"), the exempt position of Senior Vice President, Chief Growth Officer. The terms and conditions of this Offer Letter have been approved by the Compensation Committee of the eBay Board of Directors.

Cash Compensation

Your salary shall be set at a bi-weekly rate of $25,000.00, which is equivalent to an annual base salary of
$650,000.00.

You will be eligible to participate in the eBay Incentive Plan (elP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the elP is 75% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an elP eligible position during the annual bonus period. There is no guarantee any elP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the elP. To be eligible to receive any elP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at eBay's sole and absolute discretion and subject to the terms and conditions of the elP. eBay reserves the right, in its sole discretion, to amend, change or cancel the elP at any time.

Equity Compensation

You will be granted two awards of restricted stock units ("RSUs") and an award of performance-based restricted stock units ("PBRSUs"), as described in the following paragraphs. The grants of RSUs will be made on the 15th of the month following the month you start work and the grant of PBRSUs will be made at the same time PBRSUs are granted to other employees in positions comparable to yours for the 2021-2022 PBRSU cycle. The grant is described as a U.S. dollar value. For the RSU award, the number of shares to be granted will be determined by dividing the U.S. dollar value of the RSU award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock. For the PBRSU award, the number of shares subject to the target award will be determined by dividing the U.S. dollar value of the award by the same 10 day average price used to convert the RSU award rounded up to the nearest whole number of shares of eBay common stock. The "Average eBay Closing Price" shall be calculated based on the average of the closing prices of eBay common stock in U.S. dollars for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

In accordance with the methodology above, you will be granted an award of RSUs valued at USD
$1,600,000 to be granted under the terms and conditions of eBay's current stock plans (the "Plans") as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date} over four years as follows: 25% on the first anniversary of the date of grant and an additional 1/16th of the shares subject to the award each three month period thereafter, subject to applicable taxes and withholdings.

You will also be granted an award of PBRSUs valued at USD $2,400,000 to be granted under the terms and conditions of the Plans as well as the terms and conditions of the PBRSU agreement (which will be provided to you as soon as practicable after the grant date). The PBRSUs will be subject to performance over the period January 1, 2021 through December 31, 2022 under the 2021-2022 PBRSU cycle and will have the same performance goals and modifiers set for other similarly situated officers in the 2021-2022 PBRSU cycle. The actual amount of the award will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. Any PBRSUs earned for this cycle will vest as to 50% of the earned shares in March 2023 and 50% of the earned shares in March 2024, subject to your continued employment with an eBay company.

You will also be granted a supplemental equity award of RSUs valued at USD $3,000,000 to be granted under the terms and conditions of the Plans as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The RSUs will vest and become non forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 25% on the first anniversary of the date of grant and an additional 1/16th of the shares subject to the award each three month period thereafter, subject to applicable taxes and withholdings.

You will be eligible to receive annual grants under eBay's annual review process beginning in 2022. Your annual grant target is $3,500,000.

All employees are subject to eBay's Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of eBay's Insider Trading Agreement. Please review the Agreement carefully. You will be asked to execute the certification as part of your new hire onboarding process.

Supplemental Payments

If you do not receive a 2020 bonus payment from your current company or receive a reduced 2020 bonus payment, you will be eligible to receive a one-time 2020 Bonus Make-good Payment. The amount of the 2020 Bonus Make-good Payment will be $1,100,000 minus the 2020 bonus payment you receive from your current company, if any. For the sake of clarity, the value of the 2020 bonus payment you receive from your current company, if any, will be determined using the gross value prior to any deductions and applicable taxes. The 2020 Bonus Make-good Payment is subject to deductions and applicable taxes, and will be made as soon as practical after the later of: (1) when you notify us that you will not receive a bonus from your current company or received a reduced 2020 bonus payment, and (2) the second pay period following your start date, subject to your continued employment on the date of payment.

You will be eligible to receive a one-time 2021 Equity Transition Payment of $1,200,000 (less deductions and applicable taxes). This payment will be paid within two pay periods of your start date, subject to your continued employment on the date of payment. In the event that your employment ceases for reasons of Cause (as this term is defined in the Repayment Requirement Agreement) or resignation without Good Reason
{as this term is defined in the Repayment Requirement Agreement) prior to completion of one year of service from your start date, the net portion of the 2021 Equity Transition Payment that was paid to you (net of deductions or applicable taxes) is fully refundable to the Company. If your employment ceases for reasons of Cause or resignation without Good Reason after one year, but prior to the second anniversary from your start date, your repayment obligation will be reduced by 1/24th for every full month of active employment. No repayment of the 2021 Equity Transition Payment would be required for termination after two years of employment with the Company. A Repayment Requirement Agreement is attached.

You will be eligible to receive a 2022 Equity Transition Payment of $800,000 (less deductions and applicable taxes). This payment will be made on or around the first anniversary of your start date, subject to your continued employment on the date of payment. In the event that your employment ceases for reasons of Cause (as this term is defined in the Repayment Requirement Agreement) or resignation without Good Reason (as this term is defined in the Repayment Requirement Agreement) within one year from the date that the 2022 Equity Transition Payment is made, the net portion of the 2022 Equity Transition Payment that was paid to you (net of deductions or applicable taxes) is refundable to the Company provided that your repayment obligation will be reduced by 1/12th for every full month of active employment following the 2022 Equity Transition Payment date. No repayment of the 2022 Equity Transition Payment would be required for termination after one year of employment with the Company following the 2022 Equity Transition Payment date. A Repayment Requirement Agreement is attached.

You will be eligible to receive a 2023 Equity Transition Payment of $500,000 (less deductions and applicable taxes). The 2023 Equity Transition Payment will be made on or around the second anniversary of your start date, subject to your continued employment on the date of payment.

The 2021 Equity Transition Payment, 2022 Equity Transition Payment, and 2023 Equity Transition Payment will be considered Make-good Payments under the terms of the SVP & Above Standard Severance Plan and the eBay Change in Control Severance Plan for Key Employees.

Employee Benefits

You will be also entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours. Please refer to the benefit plan documents for more details, including eligibility. eBay reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

You will be eligible to accrue 20 days of Paid Time Off ("PTO") per year.

eBay will provide you with relocation assistance under our executive relocation program, including temporary housing in the San Jose area for up to 6 months and coverage of travel between San Jose and Chicago for you and/or your husband as needed for the same period.

Severance and Change in Control Protections

Although your employment with the Company shall be "at-will" as set forth below, you will be entitled to severance protection in certain circumstances, as described below, subject in all instances to you executing and not revoking the Company's standard form of release (the "Release") within 60 days of your termination of employment, with such amounts or benefits to be paid and/or provided as set forth in the applicable plan document or as described below as of the date the Release becomes irrevocable, provided that if the 60-day time period following your termination of employment spans two calendar years, they shall be provided as of the later of the date the Release becomes irrevocable or the first calendar day of the calendar year following the year in which your employment terminates.

Termination Outside of a Change in Control Period. You will be eligible to participate in the eBay Inc. SVP & Above Standard Severance Plan (the "Severance Plan"). Under the Severance Plan, you will be entitled to certain benefits if you are terminated for reasons other than for "Cause" (as this term is defined in the Severance Plan). Please review the enclosed eBay Inc. SVP and Above Standard Severance Plan and Summary Plan Description for the details on the Plan.

Termination During a Change in Control Period. You will be eligible to participate in the eBay Change in Control Severance Plan for Key Employees (the "CIC Severance Plan") at Tier 1. Under the CIC Severance Plan, you will be entitled to certain benefits if you are terminated for reasons other than for "Cause" or resignation without "Good Reason" during the "Change in Control Period" (as these terms are defined in the CIC Severance Plan). Please review the enclosed Change in Control Severance Plan for Key Employees and Summary Plan Description for the details on the Plan.

Required Employee Documents and Agreements

Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment.
These agreements address important obligations to the Company, both during and after your employment; therefore, please read both agreements carefully. You will be asked to execute the agreements as part of your new hire on boarding process. If you should have any questions about either agreement, please contact me.

This Offer Letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement as well as all other enclosed required documents, contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this Offer Letter by signing a copy of this Offer Letter and returning it to me. All other documents requiring your signature must be submitted either in hard copy or electronically prior to your start date, including but not limited to the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement, and the Insider Trading Agreement certification.

This Offer Letter is contingent upon the results of your background verification. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Offer Letter. The commencement of your employment is contingent upon your resignation from your current employer.

We are excited at the prospect of you joining our team. We look forward to having you on board!

Very truly yours,
/s/ Robin J. Coleman
Robin J. Coleman
Vice President, Rewards, People Technology, and Analytics

ACCEPTED:
/s/ Julie Loeger
Julie Loeger

Anticipated start date: January 2021

November 11, 2020 Date

Annex A
    On August 5, 2022, the Compensation and Human Capital Committee of the Board of Directors of eBay Inc. approved an extension of temporary housing in the San Jose area and coverage of travel between San Jose and Chicago for Ms. Loeger as provided in her offer letter for up to an additional 6 months, at a maximum of $7,500 per month (net). This benefit terminated on February 5, 2023.

    Effective as of November 10, 2023, Ms. Loeger’s principal place of employment became her home office in the Chicago metropolitan area. However, Ms. Loeger may be required to travel from time to time for business reasons, including to the Company’s San Jose office, and any expenses she incurs in connection with such travel may be subject to reimbursement in accordance with the Company’s expense reimbursement policy as it may be in effect from time to time.